Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Federal Bank of Wisconsin

We hereby consent to the (i) inclusion of our audit report dated June 14, 2017, related to the financial statements of First Federal Bank of Wisconsin, as filed in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 and the Form MHC-1/MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company, (ii) being named as an expert in the Prospectus and (iii) inclusion of the state tax opinion in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 and Form MHC-1/MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company.

Wipfli LLP

Milwaukee, Wisconsin

July 31, 2017